Exhibit 99.1

NEWS RELEASE

Charles Griffie Appointed as Range Director

FORT WORTH, TEXAS, October 20, 2023…RANGE RESOURCES CORPORATION (NYSE: RRC) today announced the appointment of Charles G. Griffie to its Board of Directors. Mr. Griffie’s appointment is effective October 17 and he will serve on Range’s Governance and Nominating and ESG and Safety committees.

Range Chairman, Greg Maxwell stated, “We are excited to announce the addition of Charles Griffie to the Range board as part of our ongoing refreshment process. Mr. Griffie has an extensive background in the oil and gas industry with expertise in managing midstream assets. His leadership in the industry and strategic marketing background make him an excellent addition to Range’s Board as the Company continues to harvest the value of its high-quality Appalachian inventory.”

Mr. Griffie has more than 25 years of experience in the oil and gas industry, with a focus in midstream and E&P operations, where he oversaw the development and operations of large-scale oil and gas assets. Mr. Griffie previously served as the Senior Vice President of Engineering and Operations at Western Midstream Partners, LP. Mr. Griffie also worked in the Appalachian Basin and was a founding executive and Senior Vice President of Operations, Midstream & Marketing for Olympus Energy. Prior to that, Mr. Griffie had an extensive career with Anadarko Petroleum Corporation where he worked in various roles of responsibility.

Mr. Griffie earned a bachelor’s degree in mechanical engineering and an MBA from the University of Colorado at Denver. He also completed the Program for Leadership Development – Executive Education at Harvard Business School. Mr. Griffie was recently recognized by the National Diversity Council as a top 100 Black Executive and top 100 Diverse Leaders in Energy.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas and NGL producer with operations focused in the Appalachian Basin. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

Range Investor Contact:

Laith Sando, Vice President – Investor Relations
817-869-4267
lsando@rangeresources.com

Range Media Contact:

Mark Windle, Director of Corporate Communications
724-873-3223
mwindle@rangeresources.com